PRESS RELEASE
Contact Whitestone REIT:
Anne Gregory, Vice President Marketing & Investor Relations
(713) 435 2221 ir@whitestonereit.com

WHITESTONE REIT ENTERS INTO NEW REVOLVING CREDIT FACILITY
$20 Million Unsecured Facility, Expandable to $75 Million

Houston, Texas, June 14, 2011 - Whitestone REIT (NYSE-AMEX: WSR - “Whitestone”), a fully integrated real estate company that owns, operates and re-develops Community Centered PropertiesTM, which are visibly located properties in established or developing culturally diverse neighborhoods, is pleased to announce today that it has closed on a new $20 million unsecured revolving credit facility with Harris Bank, part of BMO Financial Group. The facility is expandable to $75 million and matures two years from closing, with a 12 month extension available upon lender approval. The Company will use the new facility for general corporate purposes, including acquisitions and redevelopment of existing properties in its portfolio.

“Our new $20 million unsecured credit facility, which can expand to $75 million, will provide Whitestone REIT with tremendous financial flexibility to execute and close on new acquisitions,” said James C. Mastandrea, Chairman and Chief Executive Officer of Whitestone. “This new unsecured line of credit, combined with the capital we raised in our recent follow-on offering, enables the Company to purchase approximately an additional $150 million of value added properties. We are pleased to enter into this unsecured credit facility, which we believe is representative of Whitestone's ability to profitably operate our properties and manage our balance sheet. As the Company grows, we expect to use our financial capabilities judiciously, which we believe will maximize returns for our shareholders.”

About Whitestone REIT
Whitestone REIT (NYSE-AMEX: WSR) is a fully integrated real estate company that owns, operates and re-develops Community Centered PropertiesTM, which are visibly located properties in established or developing culturally diverse neighborhoods.  Whitestone focuses on value-creation in its Centers, as it markets, leases and manages its Centers to match tenants with the shared needs of surrounding neighborhoods.  Operations are structured for providing cost-effective service to local service-oriented smaller space tenants (less than 3,000 square feet). Whitestone has a diversified tenant base concentrated on service offerings including medical, education, and casual dining. The largest of its approximately 800 tenants comprise less than 2% of its rental revenues. Headquartered in Houston, Texas, the Company is internally managed with a portfolio of commercial properties in Texas, Arizona, and Illinois. For additional information about the Company, please visit www.whitestonereit.com. The Investor Relations section of the Company's website has links to SEC filings, news releases, financial reports and investor newsletters.

Forward-Looking Statements
Statements included herein that state the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, which by their nature, involve known and unknown risks and uncertainties. The Company's actual results, performance or achievements could differ materially from those expressed or implied by these statements. Reference is made to the Company's regulatory filings with the Securities and Exchange Commission for information or factors that may impact the Company's performance.
###